Exhibit 99.1

Contact:

William B. Boni
VP, Investor Relations/
Corp. Communications
Minerva Neurosciences, Inc.
(617) 600-7376

FOR IMMEDIATE RELEASE

MINERVA NEUROSCIENCES ELECTS JERYL HILLEMAN TO BOARD OF DIRECTORS

Waltham, MA, July 17, 2018 – Minerva Neurosciences, Inc. (NASDAQ: NERV), a clinical-stage biopharmaceutical company focused on the development of therapies to treat central nervous system (CNS) disorders, today announced the election of Jeryl Hilleman to the Board of Directors of the Company.

“Jeri brings a broad life sciences background to Minerva that includes high growth commercial biopharma, med-tech and data science companies,” said William F. Doyle, Lead Independent Director of Minerva. “Her track record of delivering strategic and financial growth through execution, strategic partnering and multiple acquisitions will serve Minerva well as the Company completes five ongoing late-stage clinical trials with roluperidone, seltorexant and MIN-117.”

Ms. Hilleman is presently Chief Financial Officer of Intersect ENT (Nasdaq: XENT), a medical device company with commercial products for the treatment of chronic sinusitis. Previously, she served as CFO of several public companies, including Amyris, a renewable products company, Symyx Technologies (acquired), which provided research services, software and instrumentation, Ocera (acquired), a biopharma company, and Cytel (acquired), an immunotherapy company. Ms. Hilleman served as a member of the Board of Directors and Chair of the Audit Committee of Xenoport, Inc. (acquired), a commercial biopharma company, for over ten years, from IPO through acquisition. Ms. Hilleman holds an A.B. from Brown University and an M.B.A. from the Wharton Graduate School of Business. She is a member of the 1999 class of Henry Crown Fellows and the Aspen Global Leadership Network at the Aspen Institute.

About Minerva Neurosciences:

Minerva Neurosciences, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of a portfolio of product candidates to treat CNS diseases. Minerva’s proprietary compounds include: roluperidone (MIN-101), in clinical development for schizophrenia; MIN-117, in clinical development for major depressive disorder (MDD); seltorexant (MIN-202 or JNJ-42847922), in clinical development for insomnia and MDD; and MIN-301, in pre-clinical development for Parkinson’s disease. Minerva’s common stock is listed on the NASDAQ Global Market under the symbol “NERV.” For more information, please visit www.minervaneurosciences.com.

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, reflect management’s expectations as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to Ms. Hilleman’s positive impact on us, including as we proceed through clinical trials. These forward-looking statements are based on our current expectations and may differ materially from actual results due to a variety of factors including, without limitation, Ms. Hilleman’s and our ability to perform as expected. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the caption “Risk Factors” in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the Securities and Exchange Commission on May 3, 2018. Copies of reports filed with the SEC are posted on our website at www.minervaneurosciences.com. The forward-looking statements in this press release are based on information available to us as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.